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March 4, 2013	Exhibit 8.1

LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

LaSalle Hotel Properties
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as tax counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), dated November 20, 2012, with respect to the offer and sale from time-to-time of common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), preferred shares of beneficial interest, par value $0.01 per share, of the Company (the “Preferred Shares”), depositary shares representing Preferred Shares, and warrants entitling the holders to purchase Common Shares or Preferred Shares to be offered from time-to-time, and the offer and sale (the “Offering”), of up to 4,600,000 6.375% Series I Cumulative Redeemable Preferred Shares pursuant to a prospectus supplement filed as part of the Registration Statement on February 27, 2013 (the “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.
In giving this opinion letter, we have examined the following:

1.	the Articles of Amendment and Restatement of Declaration of Trust of the Company, dated as of April 14, 1998, as amended;

2.	the Declaration of Trust of Glass Houses, Maryland real estate investment trust (“GH REIT’), dated as of April 28, 2008, as amended;

3.	the Amended and Restated Agreement of Limited Partnership of the LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership, dated April 28, 1998, as amended;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

LaSalle Hotel Properties
March 4, 2013

4.	the Company’s taxable REIT subsidiary elections with respect to LaSalle Hotel Lessee, Inc. and RDA Entity Inc.;

5.	GH REIT’s taxable REIT subsidiary election with respect to LaSalle Hotel Lessee, Inc.;

6.	the Registration Statement, the prospectus filed as a part of the Registration Statement (the “Prospectus”) and the Prospectus Supplement;

7.
the tax opinion issued by DLA Piper LLP (US), dated April 29, 2011, regarding the Company’s qualification as a real estate investment trust (a “REIT”) for federal income tax purposes (the “Prior REIT Opinion”); and

8.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during their taxable year ending December 31, 2013, and future taxable years, the Company and GH REIT will operate in a manner that will make the representations contained in certificates, dated the date hereof and executed by duly appointed officers of the Company and GH REIT (the “Officer’s Certificates”), true for such years, without regard to any qualifications as to knowledge or belief;

3.
neither the Company nor GH REIT will make any amendments to its organizational documents after the date of this opinion that would affect the Company’s or GH REIT’s qualification as a REIT for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we have assumed, without investigation, the correctness of the Prior REIT Opinion with respect to all periods prior to the date of that opinion. We also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificates and the factual matters discussed in the Prospectus and the Prospectus Supplement that relate to the Company’s status as a REIT. Where the factual representations in the Officer’s Certificates involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant

LaSalle Hotel Properties
March 4, 2013

authority. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates.
Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2009 through December 31, 2012, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2013 and thereafter; and
(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Furthermore, we note that we did not represent the Company prior to February 15, 2012.
The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.
This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

LaSalle Hotel Properties
March 4, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP